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Exhibit 10.4

AMENDED AND RESTATED
SUBORDINATED LOAN AGREEMENT

        This agreement amends and restates, and replaces in its entirety, the Senior Subordinated Loan Agreement between Concordia Bus AB ("Concordia") as the lender and Concordia Bus Nordic AB ("CB Nordic") signed by the borrower on 28 February 2002, and replaced by agreement signed 22 December 2003 (the "Initial Restatement Date"):

1.
Concordia has on 2002-02-27 given a Senior Subordinated Loan to CB Nordic of SEK 501.299.922 (the "Loan").

  CB Nordic used the money to repay the Senior Debt Facility to Nordea Norway and to purchase used buses in connection to the Stockholm bus traffic contract, starting 2002-03-04.

2.1
The Loan bears interest at an annual rate of 11% and is based on the outstanding debt throughout the loan period. The interest is fixed until further notice. The change in interest from the original agreement became effective from the Initial Restatement Date and is not retrospective to prior to such date.

2.2
Interest will be paid two times a year, August 14 and February 14, and upon full repayment of loan. Interest will be non cumulative and accumulated on a monthly basis. The first interest payment falling due 2002-08-14.

3.
The Loan will be payable on demand, and if not previously repaid, will be repaid in full at maturity on 2010-02-14.

4.1
Pursuant to an indenture made among CB Bus Nordic and various parties thereto as guarantors (the "Guarantors") and Deutsche Bank Trust Company Americas as trustee (the "Trustee"), dated January 22, 2004 (as the same may be amended and supplemented from time to time, the "Indenture") CB Nordic has issued senior secured notes in the initial aggregate principal amount of €130,000,000 and may issue further notes thereunder (such initially issued notes and such further notes being referred to herein as the "Notes").

4.2
The Loan and all of Concordia's rights pursuant to this agreement shall be fully subordinated to the Notes and the obligations of CB Nordic under the Indenture on the terms, and shall otherwise be subject to the terms and conditions, set forth in Annex A attached hereto and hereby made a part of this agreement. References herein to this agreement shall include references to this agreement including Annex A hereto.

5.
All terms of this agreement shall be binding upon, and inure to the benefit of and be enforceable by, the respective successors and assigns of the parties hereto, and any transferee or assignee of the rights under the Loan shall take such rights subject to this agreement, including the terms and conditions of Annex A hereto.

6.
This agreement shall be governed by and construed in accordance with Swedish law.

7.
All amendments to this agreement and any waiver with regard to this Agreement shall be made only in writing, and only by an agreement signed by all the parties hereto.

8.
If, at any time, one or more provisions of this agreement is or becomes invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the other provisions hereof or of such provision in any other jurisdiction. The parties agree that such illegal, invalid or unenforceable provision shall be deemed replaced by another provision which comes as close as possible to the purpose of this agreement.

        This agreement has been established in three copies, of which each of the parties have received a copy.

Concordia Bus Nordic AB		Concordia Bus AB
By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Place and date		Place and date
[ILLEGIBLE] 21.01.04		[ILLEGIBLE] 21.01.04

Accepted and agreed:
Deutsche Bank Trust Company Americas, as trustee
[ILLEGIBLE]
Place and date
NY, 22 Jan. '04
Wanda Camacho
Place and date
NY, 22 Jan. '04

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  Exhibit 10.4
AMENDED AND RESTATED SUBORDINATED LOAN AGREEMENT